Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements of Foamex International Inc. on Form S-8 (File Nos. 33-74264, 33-94154, and 333-90020) of our report dated March 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of Foamex International, Inc. for the year ended December 29, 2002.



/s/ Deloitte & Touche LLP
Parsippany, New Jersey

March 27, 2003